EXHIBIT 19.1

PROCEDURES TO PREVENT INSIDER TRADING

These procedures to prevent insider trading are intended to prevent the misuse of material, non-public information by the Company and its directors, officers, or employees with regard to the Company’s publicly traded securities.

SECTION I. POLICY ON INSIDER TRADING

1.
Policy

The Company forbids any Company officer, director, or employee from unlawfully trading, either personally or on behalf of others, on material non-public information or unlawfully communicating material non-public information to others. This conduct is frequently referred to as "insider trading." Every Company officer, director, and employee should read and retain this policy statement. Any questions regarding this policy should be referred to the Chief Compliance Officer (“CCO”).

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the unlawful use of material non-public information to trade in securities (whether or not one is an "insider") or to unlawful communications of material non-public information to others.

While the law concerning insider trading may change with new court decisions, generally the law prohibits:

i.
trading by an insider, while aware of material non-public information;

ii.
trading by a non-insider, while aware of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

iii.
communicating material non-public information to others in certain circumstances.

2.
Questions and Answers

Q: Who is an insider?

A: The concept of "insider" is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to the information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person may become a temporary insider of another person or entity it advises or for which it performs other services. According to the Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

Q: What is material information?

A: Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Q: What is non-public Information?

A: Information is non-public until it has been communicated to the marketplace. For example, information found in a publicly accessible report filed with the Securities and Exchange Commission (“SEC”) or other government agency, media report, conference call, press release, or web site would be considered public.

Q: What are the penalties for insider trading?

A: Penalties for unlawful trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and, fines for the employer or other controlling person of up to the greater of

$1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of the above stated policy on insider trading can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

SECTION II. PROCEDURES

If you have any questions about these procedures you should consult the CCO.

1.
Identify Inside Information

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.
Is the information non-public? To whom has this information been provided? Has the information been communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps.

i.
Report the matter immediately to the CCO.

ii.
Do not purchase or sell the securities on behalf of yourself or others.

iii.
Do not communicate the information inside or outside the Company, other than to the CCO.

iv.
After the CCO has reviewed the issue, you will be instructed to observe the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.
Black-Out Period Guidelines

As a guideline, all officers, directors, and employees of the Company are subject to black-out periods during which they generally should not conduct any transactions involving the securities of the Company if they have access to material non-public financial results of the Company during the applicable period. Each black-out period begins on the fourteenth calendar day prior to the close of each fiscal quarter or year for which the Company intends to release financial results and ends at the open of the market two trading days after the public release (e.g., by means of a publicly accessible press release, conference call, website posting, or governmental filing) of the Company’s financial results for that particular fiscal quarter or year (the “Black-Out Period”). For example, if the Company released its quarterly financial results at any time on a Monday, the first day on which an insider could trade generally would be Thursday.

Notwithstanding the foregoing, a transaction may be exempt from the Black-Out Period guidelines if it is made pursuant to a written trading plan that has been approved in writing in advance of a Black-Out Period, while the insider was not in possession of material non-public information, by the CCO and that meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

The Black-Out Period guidelines may be waived at the discretion of the CCO or the Company’s board of directors or trustees (the “Board”). Additional guidelines relating to black-out periods may be implemented with regard to certain employees or groups from time to time who are in possession of non-public information regarding potentially significant matters.

3.
Pre-Clear and Report All Personal Securities Trading

All officers, directors, and employees of the Company should obtain written clearance from the CCO prior to effecting any securities transaction in which they are parties, even if the proposed transaction is to take place outside of the Black-Out Period. The CCO should obtain clearance by resolution of the Board, or by the Company’s General Counsel.

All officers, directors, and employees of the Company should submit a report of every securities transaction in which they have participated after such transaction. The report should include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the attention of the Company’s Compliance Department.

4.
Restrict Access to Material Non-public Information

With respect to information in your possession that you identify as material and non-public, care should be taken so that such information is secure. For example, files containing material non-public information and access to computer files containing material non-public information should be restricted from public access by means of passwords.

5.
Resolve Issues Concerning Insider Trading

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it should be discussed with the CCO before trading or communicating the information to anyone.